For Immediate Release June 28, 2007

Universal Energy Corp. Extends Working Interest Agreement in Prolific Pembina Nisku Area

Houston, Texas (PR Newswire/First Call) --Universal Energy Corp. (OTC Bulletin Board: UVSE.OB-News) after announcing the impending spud of Louisiana drilling projects earlier this week; released, today, that it has extended the agreement for the drilling and production of the Pembina Nisku Reef Project in the prolific oil fields of Alberta, Canada.

Billy Raley, CEO of Universal Energy Corp., said "The extension of the Nisku Reef Project agreement through November 15, 2007 will allow us to evaluate additional participation at our optimum drilling locations. The cumulative production of offsetting wells located within a few miles of our prospect indicates the enormous potential for this property."

"We believe the geological formation directly traversing to the southwest and the northeast of our property that has averaged 12 million barrels of oil and 45 billion cubic feet of gas continues throughout our property," Raley added. Based on a 160-acre spacing program, Universal has the opportunity to drill up to 3 wells pursuant to this agreement.

Dyron Watford, CFO of Universal Energy Corp. added, "With the positive activity at our Louisiana drilling sites and the expectations of high flow rates from our current summer drilling programs, Universal anticipates excellent potential for significant future cash flows from our land assets." Watford concluded, "With favorable pricing for light crude oil from this Pembina Nisku region, we are also very excited about the tremendous opportunity this agreement represents for our company and our stockholders."

About Universal Energy Corp. - Universal Energy Corp. is an energy company engaged in the acquisition and development of crude oil and natural gas leases in the United States and Canada. We pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise. Our prospect areas consist of lands in Alberta, Canada and Southeastern Louisiana. Visit www.universalenergycorp.info for more details.

Safe Harbor Statement

All statements, other than statements of historical fact, included in this press release are forward-looking statements within the meaning of the private securities Litigation Reform Act of 1995. The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

CONTACT:

Universal Energy Corp.

Billy Raley, CEO, (800) 975-2076

braley@universalenergycorp.info

Source: Universal Energy Corp.